Exhibit 1.01

Intuit Inc.
Conflict Minerals Report
For The Year Ended December 31, 2015

Introduction and Background

This Conflict Minerals Report (the “CMR”) of Intuit Inc. ("Intuit") for the year ended December 31, 2015 is presented to comply with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Rule 13p-1 imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) registrants that manufacture or contract to manufacture products containing certain minerals which are necessary to the functionality or production of those products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“3TG” or “Conflict Minerals”). Rule 13p-1 focuses on 3TG originating from the Democratic Republic of Congo (“DRC”) and nine adjoining countries (together, the “Covered Countries’). If, based on a Reasonable Country of Origin Inquiry (“RCOI”), a registrant has reason to believe that any of the necessary Conflict Minerals in its supply chain may have originated in the Covered Countries and may not be from recycled or scrap sources, or if a registrant is unable to determine the country of origin of those Conflict Minerals, then the registrant must exercise due diligence on the Conflict Minerals’ source and chain of custody.

Intuit creates business and financial management software solutions that simplify the business of life for small businesses, consumers and accounting professionals. Our flagship products - QuickBooks, TurboTax and Mint - define our commitment to revolutionize the way people manage their personal finances, run small businesses and pay employees. Intuit has reviewed the products it manufactures or contracts to manufacture and has confirmed that none of its software products (including software products that are distributed on CDs as well as software products distributed through downloading or as a cloud-based service) contain Conflict Minerals. These core software offerings account for in excess of 95% of Intuit’s annual revenue.

In addition to these core software offerings, Intuit also contracts to manufacture a certain payment dongle that attaches to smart phones, tablets and Bluetooth card readers that allows merchants to process credit card payments (the “Intuit Payment Devices”). For the 2015 reporting period, the only product that Intuit manufactured or contracted to manufacture containing Conflict Minerals that are necessary to the functionality or production of such products are the Intuit Payment Devices. This CMR relates to the process undertaken for the Intuit Payment Devices.

Reasonable Country of Origin Inquiry

Intuit conducted a RCOI to determine whether any of the necessary Conflict Minerals in the Intuit Payment Devices originated in the Covered Countries, or were Conflict Minerals from recycled or scrap sources by surveying our supply base for the Intuit Payment Devices. Based on its RCOI, Intuit was unable to determine that certain of its Conflict Minerals did not originate in the Covered Countries or come from recycled or scrap sources, and, accordingly, we conducted due diligence on the source and chain of custody of such Conflict Minerals, as discussed below.

Design of Conflict Minerals Program

Intuit's due diligence program was designed to conform, in all material respects, to the five-step framework laid out in the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related Supplements on Tin, Tantalum and Tungsten and on Gold (the "OECD Guidance"). Below is a summary of the design of our due diligence program as it relates to the five-step framework under the OECD Guidance.

Establish Strong Company Management Systems

Intuit has established strong company management systems relating to conflict minerals. In January 2013, we formed a dedicated working group comprised of subject matter experts within the Supply Chain organization and Legal teams, and this working group has met regularly since its formation. The working group reports regularly on progress to a disclosure committee of senior executives, including the Chief Financial Officer, Chief Accounting Officer and General Counsel, and also updates the Audit Committee and Nominating and Governance Committee of the Board of Directors. Management has also developed a Conflict Minerals Policy that is posted at http://www.intuit.com/company/strategic-sourcing/supplier-policies/conflict-minerals/ to clearly communicate Intuit’s commitment to developing and maintaining a conflict free mineral supply chain to its suppliers and the public.

In addition, we maintain a company-level grievance mechanism, as described in our Code of Conduct and Ethics, that enables employees to report concerns, including any concerns regarding Intuit's Conflict Minerals supply chain. Intuit also maintains an integrity hotline that third parties can use to report on financial and ethical issues, including issues concerning our Conflict Minerals supply chain. The number for this hotline is 1-877-379-3939.

Intuit contracts to manufacture the Intuit Payment Devices with a sole direct supplier (the “Tier One Supplier”) that is at least four levels removed from the actual mining of the 3TGs. Intuit relies on the Tier One Supplier to provide information regarding the 3TG contained in those products, and the Tier One Supplier is similarly reliant upon information provided by its suppliers. Intuit has continued to work with its Tier One Supplier to establish controls over and transparency for its 3TG supply chain. In this process, Intuit used the due diligence tools developed by the Conflict-Free Sourcing Initiative (“CFSI”), including the CFSI’s Conflict Minerals Reporting Template (the “Template”), which is designed to identify the smelters that process the Conflict Minerals in a company’s supply chain.

Identify and Assess Risk in the Supply Chain

Intuit required its Tier One Supplier to disclose the original equipment manufacturers ("OEMs") that manufacture all of the components in the Intuit Payment Devices, and Intuit required each of the three identified OEMs to complete the Template. Intuit received a completed Template from all three OEMs. In addition, as a supplemental measure in 2015, Intuit requested and received a completed Template from the contract manufacturer responsible for packaging the OEM components for Intuit Payment Devices. Once Intuit received the completed Templates, Intuit reviewed the Templates for completeness, accuracy and consistency. Where the Templates identified smelter facilities as sources of an OEM's 3TG, Intuit compared the identified smelters against the CFSI’s standard smelter list and the list of compliant smelters published by CFSI's Conflict Free Smelter Program (“CFSP”).

We are a member of the Electronic Industry Citizenship Coalition (“EICC”) and the CFSI working groups. As a member of the CFSI, a leading industry program that helps its members to manage risk by improving supply chain transparency with respect to Conflict Minerals, Intuit has access to CFSI RCOI data that aids us in determining the mine or location of origin of the Conflict Minerals in our supply chain.

Based on the responses received, Intuit has determined that the OEM component manufacturers obtain their components from a mix of certified conflict free smelters as well as smelters that have not yet been certified as conflict free, as discussed below under “Results of Due Diligence.” As a result, the primary risk in Intuit’s supply chain is the lack of complete information on the origin of the components and the resulting inability of its Tier One Supplier to find OEM manufacturers that can certify that the 3TGs contained in the components utilized in the Intuit Payment Devices are sourced exclusively from certified conflict free smelters.

Design and Implement a Strategy to Respond to Identified Risks

Intuit’s strategy to respond to the identified risks in its supply chain focuses on implementing requirements that its Tier One Supplier source the components in the Intuit Payment Devices from smelters certified under CFSI’s CFSP wherever possible. In this regard, where Template responses indicate that suppliers are not using certified conflict-free sources, we engaged with the Tier One Supplier and/or OEM to encourage them to establish an alternative source of Conflict Minerals. Intuit holds weekly meetings with its Tier One Supplier to discuss and assess whether all of the suppliers in the supply chain are diligently working to get the Template completed in an accurate and timely manner.

Support Independent Third-Party Audit of Supply Chain Due Diligence

Intuit does not have direct relationships with smelters and does not perform direct audits of these entities' supply chains for 3TGs. However, Intuit supports the development of, and smelters' participation in, independent third party audits of smelters' sourcing practices, such as the CFSI's CFSP.

As a result of these independent third party audits of smelters’ sourcing practices, for 2015 we have identified a greater number of smelters that are CFSP compliant in the Tier One Supplier’s supply chain than reported in last year’s report.

Report on Supply Chain Diligence

Intuit is committed to full and transparent disclosure of its efforts to facilitate the sourcing of conflict-free minerals for its products. This CMR is available on Intuit's website at http://www.intuit.com/company/strategic-sourcing/supplier-policies/.

Due Diligence Measures Performed

Intuit performed the following due diligence measures for the 2015 reporting period to exercise due diligence on the source and chain of custody of the necessary Conflict Minerals contained in the Intuit Payment Devices that we had reason to believe may have originated from the Covered Countries and may not have come from recycled or scrap sources:

•
Where Template responses identified smelter facilities as sources of an OEM’s 3TG, Intuit compared the identified smelters against the CFSI’s standard smelter list and the list of compliant smelters published by the CFSI’s CFSP.

•
Where Template responses identified smelters that were not certified conflict-free by the CFSI’s CFSP, we engaged with the Tier One Supplier and/or OEM to encourage them to establish an alternative source of Conflict Minerals.

Results of Due Diligence

All four of the OEMs in Intuit’s supply chain were able to complete the information requested in the Template. Two of Intuit’s OEMs were unable to provide complete information about the smelters in their supply chains. Based on responses we received to the Template, 240 smelters were identified in Intuit’s supply chain. Of these 240 smelters, 182 smelters have been audited and are compliant with the CFSP. Two of our surveyed suppliers have confirmed that 100% of their smelters are compliant with the CFSP while our two other surveyed suppliers have determined that 82% and 80% of the smelters in their supply chains, respectively, are CFSP compliant. Intuit's efforts to determine the mine or location of origin of the Conflict Minerals in the Intuit Payment Devices with the greatest possible specificity consisted of the due diligence measures described in this CMR, including our efforts to seek information from OEMs using the Template.

The table below illustrates our results by providing, for each metal, the number and percentage of potential 3TG facilities that were either CFSP compliant or in process to become compliant with the CFSP.

OEM	GOLD	TIN	TANTALUM	TUNGSTEN	TOTAL smelters in the supply chain	Total CFSP compliant smelters in the supply chain	% of CFSP compliant smelters
On Semi	16/16	32/32	5/5	7/7	59	59	100%
Cheng Uei	67/81	24/31	N/A	22/29	142	113	80%
Nichicon	N/A	15/15	N/A	N/A	15	15	100%
TI	86/100	15/38	71/71	24/31	240	196	82%

Although Intuit requested information at a product level, almost all supplier responses provided information at a company or division level, but not at a product level, and, therefore, the information provided was not necessarily limited to smelters confirmed to be in Intuit’s supply chain. In addition, many of the supplier responses were still incomplete as all minerals supply chain participants continue to map their upstream supply chains. As a result, Intuit is unable to validate whether the facilities identified by the OEMs, which are listed in Annex A below, in fact contributed Conflict Minerals to Intuit Payment Devices.  Annex B below includes an aggregated list of the countries of origin from which the facilities listed in Annex A are believed to source Conflict Minerals, based on information provided by suppliers and CFSI, of which Intuit is a member.

Additional Mitigation Efforts

Intuit is also a member of the EICC and has developed procedures consistent with the EICC recommendations for responsible sourcing of Conflict Minerals, as set forth in the OECD Guidance. Intuit also attends the weekly EICC Conflict Minerals Due Diligence Calls chaired by the EICC and has implemented the best practices that are relevant to its supply chain that have been developed by the CFSI. As an active member of the EICC, Intuit will continue to monitor and implement relevant best practices recommendations from the EICC as well as Conflict Minerals trends that impact Intuit’s business.

Further Intuit:

•	Conducts benchmarking sessions with manufacturers and other technology companies in Silicon Valley;

•	Sets up Webinars with its suppliers to address concerns and questions; and

•	Continues to work with suppliers to see that they have robust due diligence practices.

In addition, in order to improve on the quality of information provided by its supply chain, Intuit has already amended its agreements with its Tier One Supplier to strengthen the contractual requirements to source from certified conflict-free sources wherever possible. Intuit requires the inclusion of similar provisions in its agreements with new suppliers and we will continue to work with our Tier One supplier and the EICC to ensure that our Tier One supplier continues to make all reasonable efforts to work with OEMs to source from smelters that are compliant with the CFSP.

ANNEX A
2015 Facility List

The following is a list of the facilities that the suppliers we surveyed reported as being in their supply chains.

Mineral	Facility Name	Facility Location
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corporation	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	DODUCO GmbH	Germany
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	OJSC Novosibirsk Refinery	Russia
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Company Limited	China
Gold	Asahi Refining USA Inc.	USA
Gold	Asahi Refining Canada Limited	Canada
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russia
Gold	JSC Uralelectromed	Russia
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	USA
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	LS-NIKKO Copper Inc.	Korea
Gold	Materion	USA
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	USA
Gold	Metalurgica Met-Mex Penoles, S.A. DE C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Moscow Special Alloys Processing Plant	Moscow

Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	Turkey
Gold	Nihon Material Co., Ltd.	Japan
Gold	Elemetal Refining, LLC	USA
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC Krastvetmet	Russia
Gold	PAMP SA	Switzerland
Gold	Prioksky Plant of Non-Ferrous Metals	Russia
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox SA	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	Schöne Edelmetaal B.V.	Netherlands
Gold	SEMPSA Joyería Platería SA	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russia
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	USA
Gold	Valcambi SA	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China
Gold	Umicore Precious Metals Thailand	Thailand
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Republic Metals Corporation	USA
Gold	Singway Technology Co., Ltd.	Taiwan
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	T.C.A S.p.A	Italy
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	USA
Tantalum	F & X Electro-Materials Limited	China
Tantalum	Guandong Zhiyuan New Material Co., Ltd.	China
Tantalum	Hi-Temp Specialty Metals, Inc.	USA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	King-Tan Tantalum Industry Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineração Taboca S.A.	Brazil

Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	QuantumClean	USA
Tantalum	RFH Tantalum Smeltry Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russia
Tantalum	Taki Chemical	Japan
Tantalum	Telex Metals	USA
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Zhuzhou Cemented Carbide	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D-Block Metals, LLC	USA
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing Haorong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	Plansee SE Liezen	Austria
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Gemany
Tantalum	H.C. Starck GmbH Laufenburg	Gemany
Tantalum	H.C. Starck Hermsdorf GmbH	Gemany
Tantalum	H.C. Starck Inc.	USA
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany
Tantalum	Plansee SE Reutte	Austria
Tantalum	Global Advanced Metals Boyertown	USA
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	KEMET Blue Powder	USA
Tantalum	Tranzact, Inc.	USA
Tantalum	Resind Indústria e Comércio Ltda.	Brazil
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Alpha	USA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Gita Pesona	Indonesia
Tin	PT Justindo	Indonesia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	USA
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgical S.A.	Bolivia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	VQB Mineral and Trading Group JSC	Vietnam
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Tin Company Limited	China
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	PT Wahana Perkit Jaya	Indonesia
Tin	Melt Metais e Ligas S/A	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	PT Inti Stania Prima	Indonesia
Tin	CV Ayi Jaya	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Metallo-Chemique N.V.	Belgium
Tin	Elmet S.L.U (Metallo Group)	Spain
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	Kennametal Huntsville	USA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	USA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Niagara Refining LLC	USA
Tungsten	Hydrometallurg, JSC	Russia

ANNEX B
Countries of origin of the Conflict Minerals that the facilities listed in Annex A process are believed to include the following countries, based on information provided by suppliers and CFSI:

L1	L2
Level 1 countries are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries.	Level 2 countries are known or plausible countries for smuggling, export out of region or transit of materials containing tantalum, tin, tungsten or gold.
Australia	South Africa*
Austria
Belgium
Bolivia
Brazil
Canada
China
Estonia
Germany
India
Indonesia
Japan
Kazakhstan
Malaysia
Netherlands
Peru
Russia
Singapore
Spain
Switzerland
Taiwan
Thailand
United States of America
Vietnam
* Rand Refineries is the only smelter in Intuit's supply chain that is located in South Africa and is a CFSP compliant smelter